Exhibit 7(e)

LOCK-UP AGREEMENT

March 11, 2003

CIBC WORLD MARKETS CORP.

425 Lexington Avenue, 6th floor

New York, New York  10017

Re:                               Arris Group, Inc. — Offering of Convertible Notes

Ladies and Gentlemen:

                The undersigned understands that you have entered into a Purchase Agreement (the “Purchase Agreement”) with Arris Group, Inc., a Delaware corporation (the “Company”), providing for the private offering (the “Rule 144A Offering”) by you (the “Initial Purchaser”) of notes (the “Notes”) convertible into common stock (the “Common Stock”) of the Company.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                In consideration of your agreement to purchase and make the Rule 144A Offering of the Notes, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without your prior written consent, which shall not be unreasonably withheld, the undersigned will not, during the period (the “Lock-Up Period”) ending 90 days after the date of the offering circular relating to the Rule 144A Offering (the “Circular”), with the exception of Permitted Transactions (defined below), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock (including, but not limited to, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) other than (A) as a bona fide gift or bona fide gifts, provided, however, that the recipient of such bona fide gift or bona fide gifts shall execute a copy of and be bound by the terms of, this Agreement or (B) the sale of any shares of Common Stock acquired upon the exercise of options granted under the Company’s stock option or stock incentive plans that would otherwise expire during the Lock-Up Period, or (2) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or any securities of the Company which are substantially similar to the Common Stock, including, but not limited to, any security convertible into or exercisable or exchangeable for Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  In addition, the undersigned agrees that, without the prior written consent of the Initial Purchaser, which shall not be unreasonably withheld, it will not, during the period ending 90 days after the date of the Circular, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.  For purposes hereof, “Permitted Transactions” shall mean any of, or one or more of, the following: (1) pledges of Common Stock by the undersigned or any of its Affiliates (as such term is defined in Rule 405 of the Securities Act of

1933, as amended) to any Affiliate of the undersigned, (2) sales, transfers, loans or other dispositions of Common Stock by the undersigned or any of its Affiliates to the undersigned or any of its Affiliates or to the Company or any of its Affiliates, or (3) offers, sales, transfers or other dispositions of Common Stock by the undersigned or any of its Affiliates in connection with a tender offer made with respect to the Common Stock.

                In furtherance of the foregoing, the Company and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

                The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

                The undersigned understands that, if (1) the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, or (2) any similar lock-up agreement between you and any director, officer or stockholder of the Company with respect to the Common Stock shall terminate, this Lock-Up Agreement shall terminate and be of no further force or effect, and the undersigned shall be released from all obligations under this Lock-Up Agreement.  You agree to notify us promptly in the event the condition specified in clause (2) of the immediately preceding sentence shall arise.

                The undersigned understands that the Initial Purchaser proposes to proceed with the Rule 144A Offering in reliance upon this Lock-Up Agreement.

                THIS LOCK-UP AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF.

Very truly yours,
LIBERTY MEDIA CORPORATION

		By:	/s/ Neal Dermer
Name: Neal Dermer
Title: VP — Assistant Treasurer

Accepted as of the date first set forth above:

CIBC WORLD MARKETS CORP.

By:	/s/ Andrew MacInnes
Name: Andrew MacInnes
Title: Managing Director